Exhibit 16.1

Securities and Exchange Commission

Station Place

100 F St., NE

Washington, D.C. 20549

RE:  DDC Industries, Inc.

         File no. 000-31567

We have read DDC Industries, Inc. statements included under Item 4.01 of its Form 8-K dated on or about December 5, 2008, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

/s/ Jasper + Hall

Denver, Colorado

December 5, 2008